Exhibit 99.1

Contacts:

Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-3304

lsharp@smith-wesson.com

Smith & Wesson Holding Corporation Completes Sale of

Smith & Wesson Security Solutions Assets

SPRINGFIELD, Mass., July 27, 2012 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in firearm manufacturing and design, today announced that is has completed the sale of substantially all of the assets and various liabilities of Smith & Wesson Security Solutions, Inc. (SWSS), a wholly owned subsidiary of the company that provides turnkey perimeter security solutions and that was reported as discontinued operations in the company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012.

Smith & Wesson had previously announced, on October 6, 2011, that it had decided to divest SWSS. On July 10, 2012, the company announced that it had entered into an Asset Purchase Agreement with FutureNet Group, Inc. of Detroit, Michigan, to dispose of substantially all of the assets and various liabilities of SWSS. The company completed the disposition on July 26, 2012. The total consideration is less than $10.0 million, including proceeds from a two-year licensing agreement.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s brands include Smith & Wesson®, M&P™, and Thompson/Center Arms. Smith & Wesson facilities are located in Massachusetts and Maine. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.